Exhibit 4.35

MANAGEMENT CONSULTING SERVICES AGREEMENT

THIS AGREEMENT made and dated for reference the 1st day of December 2005.

BETWEEN:

NEVADA GEOTHERMAL POWER INC., of 900 - 409

Granville Street

Vancouver, BC V6C 1T2

(the “Company”)

AND:

TYWELL MANAGEMENT INC., of 1000 – 840

Howe St. Vancouver, BC V6Z 2M1

(the “Consultant”)

WHEREAS:

The Company requires the services of a consultant and the Consultant represents that the Consultant is qualified and desires to perform the services required by the Company as a consultant and not as an employee.

NOW THEREFORE THE PARTIES AGREE:

The Company hereby retains the services of the Consultant upon the following terms and conditions, which the Consultant and the Company hereby accept, namely:

1.

The Consultant hereby agrees to provide consulting services with respect to those matters described in Schedule “A” attached hereto (the “Services”) as and when requested by the Company. The Consultant will also perform additional services that are requested by the Company from time to time, and accepted by the Consultant.

2.

The Consultant shall appoint Brian D. Fairbank as the individual responsible for providing the Services contemplated by this Agreement (the “Provider”) and the Company hereby accepts such appointment. The parties acknowledge that Brian D. Fairbank currently serves and will continue to serve, subject to the discretion of the Board of Directors of the Company, as the President and Chief Executive Officer of the Company and as a member of the Board of the Company.

3.

The Consultant will perform the Services in an efficient, competent, timely and professional manner and provide the standard of care, skill and diligence normally provided by competent professionals in the performance of services similar to those contemplated by this Agreement.

4.

The Consultant acknowledges that the Company conducts its business in foreign countries and representatives of the Consultant may be required to travel to various countries to perform the Services.

5.

The appointment shall be for an initial term of one (1) year commencing on the 1st day of December 2005, and shall be automatically renewed for further one year terms unless terminated as hereinafter provided.

6.

The remuneration of the Consultant for the Services to be provided to the Company during the term of this Agreement shall be CDN $9,000 per month plus GST, payable on the last day of each month during the term of this Agreement. In addition, the Consultant, or Provider, shall be entitled to participate in grants of stock options under the Incentive Stock Option Plan of the Company, as and when determined by the Compensation Committee of the Company. How much is the GST and do we get it back?

7.

The Consultant shall be reimbursed for all reasonable travel and other expenses actually and properly incurred in connection with its duties hereunder and for all such expenses it shall furnish statements and receipts to the Chief Financial Officer of the Company.

8.

The parties agree that this is a contract for the provision of consulting services where the Consultant is acting as an independent contractor and which is not intended to create an employer and employee relationship.

9.

The Consultant will be responsible for making any and all remittances required by law or with respect to taxation, unemployment insurance, worker's compensation, pension contributions or any other matters.

10.

The Consultant shall report to the Board of Directors.

11.

The Consultant, and its directors, officers and employees and Provider, shall well and faithfully serve the Company, and use its best efforts to promote the interests thereof, and shall not disclose the private affairs of the Company, or any secret of the Company, to any person other than the directors and officers of the Company, and shall not use for its own purposes, or for any purposes other than those of the Company, any information he may acquire with respect to the Company's affairs.

12.

All information made available to the Consultant, and its directors, officers and employees and Provider, by the Company and all information created by the Consultant, and its directors, officers and employees and Provider, for the Company (collectively the “Information”) will be for the exclusive benefit of the Company and remain the proprietary asset of the Company. The Consultant, and its directors, officers and employees and Provider, will keep and ensure that all Information will remain confidential and will not disclose the same to any third party. Notwithstanding the expiry or termination of this Agreement, this provision will continue in full force and effect until the earlier of the date on which the Information becomes in the public domain (other than by breach of this Agreement) or for a period of two (2) years.

13.

The Consultant, and its directors, officers and employees and Provider, will not, during the term of this Agreement and for a period of two (2) years thereafter, acquire any interest, direct or indirect, through associates or affiliates, in any geothermal leases or any other form of geothermal rights or interests in land, surface rights or water rights within ten (10) kilometers of any property in which the Company or its subsidiaries has an interest in at the time of execution of, or acquires during the terms of this Agreement without the Company's prior written consent. Any interest acquired in violation of this paragraph will, at the Company's request and at no cost to the Company, be conveyed to the Company.

14.

The Consultant and Provider will comply with all requirements of any applicable federal, state, provincial, or local law, rule or regulation. The Consultant and Provider covenants that they have all licenses, work permits or other authorizations required to enable the Consultant and Provider to perform Services under this agreement in the jurisdiction where the Services are to be performed.

15.

The Company shall have the right to terminate this Agreement for cause immediately, and without cause upon delivery to the Consultant of three (3) months notice in writing of its intention to terminate this agreement. Provided that the notice is delivered aforesaid, then upon the expiration of three (3) months this Agreement shall be wholly terminated. In the event the Consultant wishes to terminate this Agreement, it shall give the Company three (3) months notice in writing of its intention to terminate the Agreement, and upon the expiration of three (3) months from such notice this Agreement shall be wholly terminated.

16.

Upon termination of this Agreement, the Consultant, and its directors, officers and employees and Provider, shall immediately deliver to the Company all correspondence, documents and papers belonging to the Company which may be in its or his possession or under its or his control.

17.

On the condition that the Consultant and Provider properly performs its duties hereunder in good faith, the Company agrees to indemnify and save harmless the Consultant, and its directors, officers and employees, from and against any and all liability arising from the performance of the terms of this Agreement. Should be reciprocal.

18.

This Agreement may not be assigned by either party.

19.

This Agreement embodies the entire agreement of the parties with respect to the matters contained herein, and supersedes all previous agreements between the parties. No other agreement, representation or warranty shall be deemed to exist except as set forth in this Agreement. Without limiting the generality of the foregoing this Agreement supersedes and replaces all previous agreements between the parties or their affiliates.

20.

This Agreement shall enure to the benefit of and be binding on the parties hereto and their heirs,

executors, administrators or successors.

21.

This Agreement may only be amended by further written agreement executed and delivered by all of the parties or their agents. Except as otherwise provided, no waiver or consent by a party to any breach or default by any other party will be effective unless evidenced in writing, executed and delivered by the party so waiving or consenting and no waiver or consent effectively given as aforesaid will operate as a waiver of or consent to any further or other breach or default in relation to the same or any other provision of this Agreement.

22.

The Company and the Consultant hereby confirm that they have been advised and given the opportunity to seek independent legal advice with respect to their respective rights and obligations under this Agreement.

23.

 If any term, covenant or condition of this Agreement or the application thereof to any party or circumstances is deemed to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such term, covenant or condition to a party or circumstances other than those to which it is held invalid or unenforceable will not be affected thereby and each remaining term, covenant or condition of this Agreement will be enforceable to the fullest extent permitted by law.

24.

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of and from the date first written above.

NEVADA GEOTHERMAL POWER INC.

By:
Authorized Signatory
TYWELL MANAGEMENT INC.

By:
Authorized Signatory

SCHEDULE “A”

DUTIES OF THE CONSULTANT

The Consultant shall cause Brian D. Fairbank:

1.

to devote substantially all, but not less than 90%, of his available working time to the business and operations of the Company and its subsidiaries. The Company acknowledges that Brian D. Fairbank:

a)

is entitled to receive up to 6 weeks of annual vacation from the Consultant, and that the fees payable to the Consultant under this Agreement shall not be reduced as a result of such vacation entitlement; and

b)

may devote a portion of his working time to the affairs of Fairbank Engineering Ltd. ("FEL") in connection with services being provided to the Company by FEL under a separate consulting agreement, provided that the Company is not charged by FEL for services rendered by the Consultant; Who represents the Company in this case?

2.

implement the corporate development plan and operational strategies for the Company, as approved by the Board of Directors;

3.

formulate and present proposed changes in policy or strategy to the Board of Directors of the Company for consideration;

4.

ensure that proper financial and corporate governance procedures and internal controls, appropriate to the stage of development of the Company, are adopted and implemented;

5.

evaluate the results of the operations of the Company on a regular and systematic basis, and report such to the Board of Directors;

6.

ensure, to the best of his ability, that all continuous disclosure reporting requirements and other regulatory reporting requirements resulting from the activities of the Company are carried out in compliance with governmental laws and regulations;

7.

Iiaise with auditors, legal counsel and the investment community to facilitate compliance with all regulatory reporting obligations of the Company; and

8.

ensure that the other business activities of the Consultant, outside of the services being rendered directly or indirectly to the Company, are not in conflict with the interests of the Company.